UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 3, 2022
Date of Report (date of earliest event reported)

Cantaloupe, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365		23-2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

100 Deerfield Lane Suite 300	Malvern	Pennsylvania	19355
(Address of Principal Executive Offices)			(Zip Code)
(610) 989-0340
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	CTLP	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On February 3, 2022, Cantaloupe, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the second quarter ended December 31, 2021. A copy of this press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report on Form 8-K pursuant to this “Item 2.02 Results of Operations and Financial Condition” is being furnished. This information shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section or shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, unless specifically identified therein as being incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On February 2, 2022, Douglas L. Braunstein notified the Chairman of the Board (the “Board”) of Cantaloupe, Inc. (the “Company”) of his decision to resign, effective immediately, from his position as a member of the Board. Mr. Braunstein’s resignation was to pursue other opportunities and did not result from any disagreements with management or the Board. Mr. Braunstein served as a member of the Board’s Finance and Compensation Committees.

Director Appointment

On February 2, 2022, the Board appointed Ian Harris as a director of the Company, effective immediately. Mr. Harris does not qualify as an ‘independent director’ for purposes of the NASDAQ listing standards, and has not been named to any committee of the Board at this time.

Mr. Harris (age 32) has served as an Senior Analyst for Hudson Executive Capital LP (“Hudson Executive”), an investment firm that seeks to identify value-oriented opportunities in the small/mid-cap U.S. public markets, engaged there since 2017. From August 2020 until February 2022, Mr. Harris also served as an advisor to the Company’s management team and the Board on financing and operational matters, as discussed in more detail below. Prior to joining Hudson Executive, Mr. Harris served as an investment banking Associate at Barclays. Mr. Harris received his Bachelor of Arts degrees from Brown University. We believe Mr. Harris’s familiarity with the Company and his background in corporate finance provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

Pursuant to the Company’s director compensation program, Mr. Harris will be entitled to an annual cash retainer of $50,000, and an annual grant of RSUs worth approximately $100,000, which, in each case, for fiscal year 2022 will be prorated for the number of days he serves as a director of the Company in fiscal year 2022. Mr. Harris is also expected to receive a one-time grant of 100,000 stock options.

Forms of the Company’s restricted stock unit award agreement and the stock option agreement for Mr. Harris’s expected option grant are filed as Exhibit 10.10.3 to the Company's Annual Report on Form 10-K filed September 3, 2021 and Exhibit 10.10.2 to the Company’s Annual Report on Form 10-K filed September 3, 2021, respectively, and are incorporated herein by reference.

There are no arrangements or understandings between Mr. Harris and any other persons pursuant to which Mr. Harris was selected as a director, and, except as disclosed below, there are no transactions in which Mr. Harris has an interest requiring disclosure under Item 404(a) of Regulation S-K.

As disclosed in the Company’s definitive proxy statement on form DEF 14A filed on October 1, 2021, Mr. Harris, an employee of Hudson Executive, a greater than 10% shareholder of the Company, previously entered into an advisory agreement (the “Advisory Agreement”) with the Company in August 2020, which was extended in September 2021, pursuant to which Mr. Harris provided financial and strategic analysis and advisory services to the CEO. As consideration for the services, Mr. Harris was granted an aggregate 47,500 shares of restricted stock, with an aggregate fair market value on the grant dates of $484,500. In connection with his appointment to the Board, the Advisory Agreement was terminated, effective February 2, 2022.

Management Transitions

On February 2, 2022, R. Wayne Jackson, the Company’s Chief Financial Officer, announced his retirement and resigned from his role at the Company and its subsidiaries, effective February 4, 2022. Mr. Jackson has agreed to remain at the Company as Chief of Staff to the CEO, through August 15, 2022 (the “Separation Date”), to support transition activities and has entered into a Separation and Transition Agreement with the Company (the “Separation and Transition Agreement”). Pursuant to the

Separation and Transition Agreement and in consideration for his transition services, the Company will continue to pay Mr. Jackson his current base salary from February 4, 2022 to August 4, 2022, and $2,000 per month for the period between August 5, 2022 and the Separation Date. Mr. Jackson will also be entitled to receive his fiscal year 2022 bonus based on the achievement of the applicable performance metrics and continued participation in the Company’s benefit plans through the Separation Date. Mr. Jackson’s exiting equity awards will continue to vest until the Separation Date. The Separation and Transition Agreement also contains confirmation of the restrictive covenants in his existing employment agreement.

In connection with Mr. Jackson’s retirement, Scott Stewart (age 48), the Company’s Chief Accounting Officer, was appointed Chief Financial Officer, effective February 4, 2022. Mr. Stewart has served as the Company’s Chief Accounting Officer since September 2020, and will continue in that role. Prior to joining the Company, Mr. Stewart served for 13 years with the Intercontinental Exchange ("ICE"), which operates exchanges and clearing houses across the globe, such as the New York Stock Exchange ("NYSE"), and provides data services and technology solutions to financial institutions, investors and corporations. During his time at ICE, he served in various positions, ending his tenure as Assistant Controller. Prior to ICE, Mr. Stewart was a Senior Auditor at Ernst & Young (where he was employed from 2003 to 2007). He is a graduate of Clemson University, with both a Bachelor of Science in Accounting and Master of Professional Accountancy. He is also a certified public accountant.

In connection with this appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Stewart, effective as of February 4, 2022 (the “Stewart Employment Agreement”). Pursuant to the Stewart Employment Agreement, Mr. Stewart will serve as the Company’s Chief Financial Officer and Chief Accounting Officer, and will receive an initial annual base salary of $360,000. Mr. Stewart will also be eligible to earn an annual incentive bonus with a target opportunity equal to 50% of Mr. Stewart’s base salary pursuant to the terms of the Company’s annual incentive plan. If Mr. Stewart is terminated without “cause” or resigns for “good reason”, then subject to Mr. Stewart’s execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Stewart will be provided a severance package consisting of cash severance in amount equal to six months of Mr. Stewart’s base salary then in effect and a COBRA subsidy for six months following termination. However, if such termination occurs within 24 months following a “change of control,” then Mr. Stewart will instead be provided a lump sum payment equal to the sum of his base salary and last annual bonus paid in the fiscal year completed prior to such termination. The Stewart Employment Agreement also provides that if Mr. Stewart becomes entitled to receive payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments and benefits would be reduced such that the excise tax does not apply, unless Mr. Stewart would be better off on an after-tax basis receiving all of the payments and benefits and paying the applicable excise tax. The Stewart Employment Agreement contains customary restrictive covenants, including perpetual confidentiality, non-disparagement, and intellectual property covenants, as well as a non-compete, non-solicit of customers and suppliers, and non-solicit of employees (including a no-hire) that each apply during employment and for two years following any termination. Mr. Stewart is also expected to receive a one-time grant of 175,000 stock options. The forms of stock option agreement for Mr. Stewart’s expected option grant is Exhibit 10.10.2 to the Company’s Annual Report on Form 10-K filed September 3, 2021 and is incorporated herein by reference.

There are no family relationships between Mr. Stewart and any director or executive officer. Additionally, there have been no transactions involving Mr. Stewart that would require disclosure under Item 404(a) of Regulation S-K.

On February 2, 2022, the Company’s Chief Technology Officer, Ravi Venkatesan (age 45) was appointed its Chief Operating Officer, effective as of February 4, 2022. Mr. Venkatesan has served as the Company’s Chief Technology Officer since December 2020. Prior to joining the Company, Mr. Venkatesan was Head of Innovation at Bakkt. He held the dual roles of Chief Technology Officer and Chief Product Officer at Bridge2 Solutions, preceding its sale to ICE, the parent company of Bakkt. Prior to his position at Bakkt he was the Vice President of Information Technology Strategy and Delivery at Cbeyond. Earlier in his career he served as a consulting leader with Accenture. Mr. Venkatesan graduated from Bangalore University with a degree in Electronics and holds an MBA in Finance and Information Management from the Management Development Institute.

In connection with this appointment as Chief Operating Officer, the Company entered into an employment agreement with Mr. Venkatesan, effective as of February 4, 2022 (the “Venkatesan Employment Agreement”). Pursuant to the Venkatesan Employment Agreement, Mr. Venkatesan will serve as the Company’s Chief Operating Officer, and will receive an initial annual base salary of $384,000. Mr. Venkatesan will also be eligible to earn an annual incentive bonus with a target opportunity equal to 50% of Mr. Venkatesan’ base salary pursuant to the terms of the Company’s annual incentive plan. If Mr. Venkatesan is terminated without “cause” or resigns for “good reason”, then subject to Mr. Venkatesan’s execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Venkatesan will be provided a severance package consisting of cash severance in amount equal to six months of Mr. Venkatesan’s base salary then in effect and a COBRA subsidy for six months following termination. However, if such termination occurs within 24 months following a “change of control,” then Mr. Venkatesan will instead be provided a lump sum payment equal to the sum of his base salary and last annual bonus paid in the fiscal year completed prior to such termination. The Venkatesan Employment Agreement also provides that if Mr. Venkatesan becomes entitled to receive payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments and benefits would be reduced such that the excise tax does not apply, unless Mr. Venkatesan would be better off on an after-tax basis receiving all of the payments and benefits and paying the applicable excise tax. The Venkatesan Employment Agreement contains customary restrictive covenants, including perpetual confidentiality, non-disparagement, and intellectual property covenants, as well as a non-compete, non-solicit of customers and suppliers, and non-solicit of employees (including a no-hire) that each apply during employment and for two years following any termination.

There are no family relationships between Mr. Venkatesan and any director or executive officer. Additionally, there have been no transactions involving Mr. Venkatesan that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Separation and Transition Agreement, the Stewart Employment Agreement and the Venkatesan Employment Agreement are not complete and are qualified in their entirety by the copies of such agreements, which are attached hereto as Exhibits 10.3, 10.4 and 10.5, respectively.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Ex. Description
10.1
Form of Restricted Stock Unit Award Agreement under the Cantaloupe, Inc. (f/k/a USA Technologies, Inc.) 2018 Equity Incentive Plan. (incorporated by reference to Exhibit 10.10.2 to the Company’s Annual Report on Form 10-K filed September 3, 2021).

10.2
Form of Nonqualified Stock Option Award Agreement under the Cantaloupe, Inc. (f/k/a USA Technologies, Inc.) 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.10.2 to the Company’s Annual Report on Form 10-K filed September 3, 2021)

10.3	Separation and Transition Agreement, by and between Cantaloupe, Inc. and R. Wayne Jackson
10.4	Employment Agreement, between Cantaloupe, Inc. and Scott Stewart
10.5	Employment Agreement, between Cantaloupe, Inc. and Ravi Venkatesan
99.1	Earnings release dated February 3, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cantaloupe, Inc.

Date: February 3, 2022
By: /s/ Davina Furnish
Davina Furnish
General Counsel and Secretary